EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-143426 and No. 333-143427) of International Textile Group, Inc. of our report dated March 15, 2006, except for Notes 8 and 17 as to which the date is April 12, 2007, relating to the consolidated financial statements of Safety Components International, Inc., which appears in the annual report on Form 10-K for the year ended December 31, 2007 of International Textile Group, Inc.

/s/ PricewaterhouseCoopers LLP
Spartanburg, South Carolina

April 15, 2008